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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-35019) on Form S-3, (No. 333-78231) on Form S-4 and (Nos. 333-40380,
333-30534, 333-88657, 333-69905, 333-62439, 333-44821 and 333-10719) on Form S-8
of Range Resources Corporation of our report dated September 20, 2002 relating to the consolidated balance sheets of Range Resources Corporation and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K/A of Range Resources Corporation.

Our report refers to a change in the method of accounting for derivative financial instruments and hedging activities. Our report also refers to the restatement of the Company's consolidated balance sheets as of December 31, 2000 and 2001, and related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which were audited by other auditors who have ceased operations.

                                                              KPMG LLP


Dallas, Texas
October 21, 2002